AquaBounty Technologies, Inc.
Results for the quarter and nine months ended September 30, 2018
MAYNARD, Massachusetts, November 2, 2018 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market and a majority-owned subsidiary of Intrexon Corporation (NASDAQ: XON), announces the Company’s financial results for the third quarter and nine months ended September 30, 2018.
Financial and Operational Summary:

•
Commenced production operations at our Indiana farm with traditional Atlantic salmon eggs while waiting for approval from the U.S. Food and Drug Administration (“FDA”) to import AquAdvantage Salmon eggs;

•
net loss for the nine-month period ended September 30, 2018, increased to $7.96 million from $6.60 million in the corresponding period of the previous year, reflecting pre-production and production costs at the Indiana farm and R&D activities at the Rollo Bay hatchery; and

•	cash and cash equivalents at September 30, 2018, were $1.0 million (December 31, 2017: $0.5 million).
Post Period Transactions:

•
Completed a warrant exercise transaction with certain warrant holders for 2,250,461 shares of common stock for a reduced exercise price equal to $2.00 per share, with net proceeds of approximately $4.3 million; and

•
finalized a construction loan in the amount of CA$2.0 million (US$1.6 million) from the Department of Economic Development of the Province of Prince Edward Island to be used to complete construction of the Company’s 250-metric-ton production facility on its Rollo Bay site.

Ronald Stotish, Chief Executive Officer of AquaBounty, stated: “In this quarter, we commenced grow-out of non-transgenic Atlantic salmon at our site in Albany, Indiana, which will allow us to begin utilizing this facility and to make any necessary adjustments to our processes or standard operating procedures while we wait for the FDA import alert on AquAdvantage Salmon to be lifted.”
For further information, please contact:
Dave Conley, Director of Communications
AquaBounty Technologies, Inc.
613 294 3078
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the potential for the lifting of the Import Alert, the importation of AquAdvantage Salmon eggs into the United States, and the completion of the construction of the Rollo Bay production facility. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

AquaBounty Technologies, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of
	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,030,671	$492,861
Certificate of deposit	13,040	13,422
Other receivables	81,822	183,926
Inventory	72,640	172,363
Prepaid expenses and other current assets	315,383	527,322
Total current assets	1,513,556	1,389,894

Property, plant and equipment, net	24,001,108	21,802,976
Definite-lived intangible assets, net	174,717	184,995
Indefinite-lived intangible assets	191,800	191,800
Other assets	162,093	162,093
Total assets	$26,043,274	$23,731,758

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$1,483,657	$2,666,855
Current debt	59,636	49,794
Total current liabilities	1,543,293	2,716,649

Long-term debt	2,970,816	3,034,420
Total liabilities	4,514,109	5,751,069

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized;
12,848,376 (2017: 8,895,094) shares outstanding	12,848	8,895
Additional paid-in capital	138,333,891	126,718,186
Accumulated other comprehensive loss	(327,102)	(213,884)
Accumulated deficit	(116,490,472)	(108,532,508)
Total stockholders’ equity	21,529,165	17,980,689

Total liabilities and stockholders’ equity	$26,043,274	$23,731,758

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues
Product revenues	$10,938	$—	$77,933	$53,278

Costs and expenses
Product costs	8,874	—	72,393	50,777
Sales and marketing	64,971	195,947	222,999	607,145
Research and development	804,758	860,903	2,663,397	2,517,242
General and administrative	1,852,362	1,382,380	5,067,226	3,453,516
Total costs and expenses	2,730,965	2,439,230	8,026,015	6,628,680

Operating loss	(2,720,027)	(2,439,230)	(7,948,082)	(6,575,402)

Other income (expense)
Gain on disposal of equipment	—	—	11,745	—
Interest expense	(5,169)	(5,597)	(15,854)	(16,130)
Other income (expense), net	(1,832)	(1,392)	(5,773)	(3,866)
Total other income (expense)	(7,001)	(6,989)	(9,882)	(19,996)

Net loss	$(2,727,028)	$(2,446,219)	$(7,957,964)	$(6,595,398)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	84,711	34,933	(113,218)	43,084
Total other comprehensive income (loss)	84,711	34,933	(113,218)	43,084

Comprehensive loss	$(2,642,317)	$(2,411,286)	$(8,071,182)	$(6,552,314)

Basic and diluted net loss per share	$(0.21)	$(0.28)	$(0.64)	$(0.76)
Weighted average number of common shares -
basic and diluted	12,848,376	8,895,094	12,528,995	8,731,178